As filed with the Securities and Exchange Commission on July 14, 1997
                                             Registration No. 333-31259
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                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549
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                                      FORM S-3
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933
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                            BORG-WARNER AUTOMOTIVE, INC.
               (Exact name of registrant as specified in its charter)
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               Delaware                                     13-3404508
          (State or other jurisdiction of                 (I.R.S. Employer
          incorporation or organization)              Identification Number)

         200 South Michigan Avenue, Chicago, Illinois 60604, (312) 322-8500
           (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
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                             Laurene H. Horiszny, Esq.
                   Vice President, Secretary and General Counsel
                            Borg-Warner Automotive, Inc.
                             200 South Michigan Avenue
                              Chicago, Illinois 60604
                                   (312) 322-8500
             (Name, address, including zip code, and telephone number,
                     including area code, of agent for service)
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     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.---

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box./x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ---

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.---

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.--
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                          CALCULATION OF REGISTRATION FEE

                                Proposed           Proposed
Title of each        Amount     maximum            maximum            Amount of
class of securities  to be      offering price     aggregate        registration
to be registered    registered  per unit (1)    offering price(1)       fee
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Common Stock, $.01  500,000      $53.75         $26,875,000         $8,143.94
 par value           shares

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average high and low prices for the Common Stock reported on the New York Stock Exchange Composite Tape on July 10, 1997.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.